EXHIBIT 99.1

Olympic Steel Reports 2010 First Quarter Financial Results

CLEVELAND, April 28, 2010 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national steel service center, today announced its financial results for the first quarter ended March 31, 2010.

Net sales for the first quarter of 2010 totaled $167.9 million, a 19.2% increase from the $140.9 million for the first quarter of 2009. Tons sold in the first quarter of 2010 increased 29.2% to 221 thousand from 171 thousand in the first quarter of 2009. First quarter 2010 net income totaled $1.7 million, or $0.16 per diluted share, compared to a net loss of $25.5 million, or $2.34 per diluted share, for last year's first quarter. The 2009 results included a $30.6 million lower of cost or market pretax charge to write down the value of inventory as of March 31, 2009.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal stated, "We are pleased with our first quarter results, and our sequential improvements from the fourth quarter of 2009.  Our first quarter shipments increased year over year by 29.2%, outpacing the market increase in total steel shipments of 11.2%, as reported in the Metals Service Center Institute's Market Activity Report. Our shipments also improved sequentially over the fourth quarter of 2009 by 14%. We are benefitting from large OEM customers awarding business to financially strong, quality suppliers, as well as improved overall demand from the economic recovery. The increased investments we have made in our specialty metals business are also producing growth in our stainless and aluminum sales and earnings. Our balance sheet remained exceptionally strong, as our inventory turnover exceeded five times at March 31, 2010, and we received our $38 million federal income tax refund in April. We used the tax refund proceeds to eliminate all of our borrowings that were outstanding at quarter end. Our second quarter sales and earnings are expected to benefit from the continuing trend of rising steel prices and shipments experienced in each month of the first quarter."

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share to be paid to shareholders of record as of June 1, 2010, and distributed on June 15, 2010.

A simulcast of Olympic Steel's 2010 first quarter earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company's web site at http://www.olysteel.com.

The Olympic Steel, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3582

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in steel demand and steel pricing; general and global business, economic, financial and political conditions, including the ongoing effects of the global credit crisis and recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of steel, industry shipping and inventory levels, and rapid fluctuations in customer demand and steel pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability; customer, supplier, and competitor consolidation, bankruptcy or insolvency, especially those in the domestic auto industry; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the availability and costs of transportation and logistical services; equipment installation delays or malfunctions; the amounts, successes and ability to continue our capital investments and our business information system projects; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, reduce costs and improve inventory turnover while improving customer service; the timing and outcome of inventory lower of cost or market adjustments; the adequacy of our existing information technology and business system software; the successful implementation of our new enterprise-wide information systems; the timing and outcome of our joint venture's efforts and ability to liquidate its remaining real estate; our ability to pay regular quarterly cash dividends  and the amounts and timing of any future dividends; and our ability to generate free cash flow through operations, reduce inventory and repay debt within anticipated timeframes. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data and ratios)

	Three Months Ended March 31,
	2010	2009
SUMMARY RESULTS OF OPERATIONS:	(unaudited)
Net sales	$ 167,901	$ 140,873
Operating income (loss)	3,329	(41,970)
Income (loss) before income taxes	2,823	(42,213)
Net income (loss)	$ 1,711	$ (25,455)
Earnings per share:
Net income (loss) per share - basic	$ 0.16	$ (2.34)
Net income (loss) per share - diluted	$ 0.16	$ (2.34)

	March 31,		December 31,
	2010	2009	2009
SUMMARY BALANCE SHEET DATA:	(unaudited)		(audited)

Accounts receivable, net	$ 81,940	$ 62,464	$ 51,269
Inventories, net	129,274	226,080	111,663
Net property and equipment	112,556	118,415	113,560
Total assets	381,799	456,816	338,448
Current liabilities	89,174	59,199	66,254
Total debt	23,420	89,143	--
Shareholders' equity	261,302	297,406	259,612
Shareholders' equity per share	24.01	27.38	23.85
Debt-to-equity ratio	0.09 to 1	.30 to 1	n/a

	Three Months Ended March 31,
	2010	2009
OTHER DATA:	(unaudited)
Capital expenditures	2,262	7,180
Cash dividends per share	$ 0.02	$ 0.05

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
RESULTS OF OPERATIONS
(in thousands, except per share and tonnage data)

	Three Months Ended March 31,
	2010		2009
	(unaudited)
Tons sold
Direct	201,025		151,273
Toll	20,465		20,167
	221,490		171,440
% change	29.2%		(45.6%)

Net sales	$ 167,901		$ 140,873
% change	19.2%		(48.8%)

Costs and expenses
Cost of materials sold (excludes items shown separately below, includes	132,536	78.9%	150,925	107.1%
$30,609 of inventory lower of cost or market adjustments in 2009)
Warehouse and processing	10,572	6.3%	10,342	7.3%
Administrative and general	8,885	5.3%	9,945	7.1%
Distribution	4,057	2.4%	3,674	2.6%
Selling	3,877	2.3%	3,522	2.5%
Occupancy	1,399	0.8%	1,716	1.2%
Depreciation	3,246	1.9%	2,719	1.9%
Total costs and expenses	164,572	98.0%	182,843	129.8%
Operating income (loss)	3,329	2.0%	(41,970)	(29.8%)
Interest and other expense on debt	506	0.3%	243	0.2%
Income (loss) before income taxes	2,823	1.7%	(42,213)	(30.0%)
Income tax provision (benefit)	1,112	39.4%	(16,758)	39.7%
Net income (loss)	$ 1,711		$ (25,455)

Earnings per share:
Net income (loss) per share - basic	$ 0.16		$ (2.34)
Weighted average shares outstanding - basic	10,905		10,880
Net income (loss) per share - diluted	$ 0.16		$ (2.34)
Weighted average shares outstanding - diluted	10,918		10,880

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.
CONTACT:  Olympic Steel, Inc.
          Richard T. Marabito, Chief Financial Officer
          (216) 292-3800
          Fax: (216) 292-3974